Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

ARCHEO DIGITAL, INC.

FIRST: The name of the corporation (the “Company”) is Archeo Digital, Inc.

SECOND: The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, 19801 and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of capital stock which the Company has authority to issue is 20,000,000 shares, consisting of (i) 19,850,000 shares of common stock, par value $.01 per share (the “Common Stock”), of which 2,000,000 shares are designated Class A Common Stock (the “Class A Common Stock”) and 17,850,000 shares are designated Class B Common Stock (the “Class B Common Stock”) and (ii) 150,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, voting powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote or written consent of the holders of a majority in voting power of the shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required or permitted pursuant to the certificate or certificates establishing any series of Preferred Stock.

The powers, preferences and rights of the Class A Common Stock and Class B Common Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Certificate of Incorporation.

A. COMMON STOCK

1.	Dividends.

Dividends may be declared and paid to the holders of Class A Common Stock and Class B Common Stock in cash, property or other securities of the Company out of any net profits or net assets of the Company legally available therefor. If and when a dividend is paid to the holders of Class A Common Stock, the Company also shall pay to the holders of Class B Common Stock a dividend per share equal to the dividend per share paid to the holders of the Class A Common Stock, and if and when a dividend is paid to the holders of Class B Common Stock, the Company also shall pay to the holders of the Class A Common Stock a dividend per share equal to the dividend per share paid to the holders of the Class B Common Stock, except that if dividends are declared that are payable in shares of Class A Common Stock or Class B

Common Stock, the dividends shall be declared that are payable at the same rate on both classes of stock and the dividends payable in shares of Class A Common Stock shall be payable to holders of that class of stock and the dividends payable in shares of Class B Common Sock shall be payable to holders of that class of stock. If the Company shall in any manner reclassify, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class of stock shall be proportionally reclassified, subdivided or combined in the same manner and on the same basis as the outstanding shares of Class A Common Stock or Class B Common Stock, as the case may be, have been reclassified, subdivided or combined.

2.	Liquidation, Dissolution or Winding-up.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the net assets of the Company shall be distributed pro rata to the holders of the Class A Common Stock and Class B Common Stock in accordance with their respective rights and interests.

3.	Voting Rights.

Holders of Class A Common Stock shall be entitled to twenty-five (25) votes for each share of such stock held, and holders of Class B Common Stock shall be entitled to one (1) vote for each share of such stock held, on all matters presented to such stockholders. Except as may otherwise be required by the laws of the State of Delaware, the holders of outstanding shares of Class A Common Stock and the holders of outstanding shares of Class B Common Stock shall vote as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Company (including, without limitation, any proposed amendment to this Certificate of Incorporation, as amended, that would increase the number of authorized shares of Common Stock, Class A Common Stock or Class B Common Stock or of any other class or series of stock or decrease the number of authorized shares of any class or series of stock (but not below the number of shares thereof then outstanding)), and no separate vote or consent of the holders of shares of Class A Common Stock or the holders of shares of Class B Common Stock shall be required for the approval of any such matter.

4.	Conversion.

The holders of the Class A Common Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of a Class A Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into one (1) fully paid and non-assessable share of Class B Common Stock, on and subject to the terms and conditions hereinafter set forth.

(b) Mechanics of Conversion. Any holder of Class A Common Stock shall exercise its right to convert shares of Class A Common Stock into shares of Class B Common Stock by giving written notice that the holder elects to convert a stated number of shares of Class A Common Stock into Class B Common Stock and by surrender of a certificate or certificates for the shares to be converted, at the office of the Company, and shall give written notice to the Company of the name or names in which the certificate or certificates for shares of Class B Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled as aforesaid, together with any dividends declared but unpaid with respect to the shares of Class A Common Stock so converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A Common Stock to be converted, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Class A Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Class B Common Stock upon conversion of the Class A Common Stock shall not be deemed to have converted such Class B Common Stock until immediately prior to the closing of such sale of securities.

(c) Reservation of Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purposes of effecting the conversion of shares of Class A Common Stock, such number of shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Class A Common Stock.

(d) Consolidation or Merger. In case of any consolidation or merger of the Company as a result of which the holders of Class B Common Stock shall be entitled to receive stock, other securities or other property with respect to or in exchange for Class B Common Stock or in the case of any sale or conveyance of all or substantially all of the property or business of the Company as an entirety, a holder of shares of Class A Common Stock shall have the right thereafter, so long as the conversion right hereunder shall exist, to convert each such share into the kind and amount of shares of stock and other securities and properties receivable upon such consolidation, merger, sale or conveyance by a holder of one share of Class B Common Stock and shall have no other conversion rights with regard to such share. The provisions of this Section 4(d) shall similarly apply to successive consolidations, mergers, sales or conveyances.

(e) Surrendered Shares. All shares of Class A Common Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate, except only the right of the holders thereof, subject to the provisions of this Section 4, to receive shares of Class B Common Stock in exchange therefor.

B. PREFERRED STOCK

1.	Issuance.

Shares of Preferred Stock may be issued from time to time in one or more series as designated by the Board of Directors, each of said series to be distinctly designated. All shares of any one series of Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends, if any, thereon shall be cumulative, if made cumulative. The voting powers, if any, and the designations, relative preferences, participating, optional or other special rights or privileges of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

2.	Authority of the Board of Directors.

The Board of Directors is authorized to adopt a resolution or resolutions, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of shares of Preferred Stock in a series and the designations, relative preferences, participating, optional or other special rights or privileges, and the qualifications, limitations or restrictions of such series, including, but without limiting the generality of the foregoing, the following:

(a) Designation. The distinctive designation of and the number of shares of the Preferred Stock which shall constitute such series. The designation of a series of preferred stock need not include the words “preferred” or “preference” and may be designated “special” or other distinctive term. Unless otherwise provided in the resolution issuing such series, the number of shares of any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the Board of Directors in the manner prescribed by law;

(b) Dividends. The rate and times at which, and the terms and conditions upon which, dividends, if any, on the Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, or series of the same or other classes of stock and whether such dividends shall be cumulative or non-cumulative and, if cumulative, the date from which such dividends shall be cumulative;

(c) Conversion. Whether the series shall be convertible into, or exchangeable for, at the option of the holders of the Preferred Stock of such series or the Company or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Company, and the terms and conditions of such conversion or exchange, including provisions for the adjustment of any such conversion rate in such events as the Board of Directors shall determine;

(d) Redemption. Whether or not the Preferred Stock of such series shall be subject to redemption at the option of the Company or the holders of such series or upon the happening of a specified event, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, the Preferred Stock of such series may be redeemed;

(e) Liquidation, Dissolution, Consolidation or Merger. The rights, if any, of the holders of the Preferred Stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up, of the Company; and

(f) Voting Rights. Subject to the third paragraph of Article FOURTH and subparagraph (d) of Article SIXTH, whether such series of the Preferred Stock shall have full, limited or no voting powers including, without limiting the generality of the foregoing, whether such series shall have the right, voting as a series by itself or together with other series of the Preferred Stock or all series of the Preferred Stock as a class, to elect one or more directors of the Company if there shall have been a default in the payment of dividends on any one or more series of the Preferred Stock or under such other circumstances and on such conditions as the Board of Directors may determine.

(g) General Authority. Such other special rights and protective provisions with respect to any series the Board of Directors may provide.

C. OTHER PROVISIONS

1. No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Company shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Company of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Company of any class or series, or carrying any right to purchase stock of any class or series, but any such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations (including such holders or others) and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

2. The relative powers, preferences and rights of each series of the Preferred Stock in relation to the powers, preferences and rights of each other series of the Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in a resolution or resolutions. The consent, by class or series vote or otherwise, of the holders of such of the series of the Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of the Preferred Stock whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in the resolution or resolutions as to any series of the Preferred Stock, the conditions, if any, under which the consent of the holders of a majority (or such greater proportion as shall be fixed therein) of the outstanding shares of such series shall be required for the issuance of any or all other series of the Preferred Stock.

3. Subject to the provisions of subparagraph 2 of this Paragraph C, shares of any series of the Preferred Stock may be issued from time to time as the Board of Directors of the Company shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

4. Shares of authorized Common Stock may be issued from time to time as the Board of Directors of the Company shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

FIFTH: The name and mailing address of the sole incorporator is as follows:

NAME	MAILING ADDRESS

Michelle D. Paterniti	c/o DLA Piper LLP (US)
33 Arch Street, 26th Floor
Boston, Massachusetts 02110

SIXTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided that:

(a) Subject to the limitations and exceptions, if any, contained in the By-Laws of the Company, the By-Laws may be adopted, amended or repealed by the Board of Directors of the Company with, and only with, the approval of a majority of the directors then in office; and

(b) Elections of directors need not be by written ballot unless, and only to the extent, otherwise provided in the By-Laws; and

(c) Subject to any applicable requirements of law, the books of the Company may be kept outside the State of Delaware at such locations as may be designated by the Board of Directors or in the By-Laws of the Company; and

(d) Except as provided to the contrary in the provisions establishing a class or series of stock, the number of authorized shares of such class or series may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote or written consent of the holders of a majority in voting power of the stock of the Company entitled to vote thereon, voting together as a single class.

SEVENTH: The Company shall indemnify each person who at any time is, or shall have been, a director, officer, employee or agent and their respective heirs, executors and administrators of the Company and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. In furtherance of and not in limitation of the foregoing, the Company shall advance expenses, including attorneys’ fees, incurred by a director, officer, employee or agent of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such advances if it shall be ultimately determined that he is not entitled to be indemnified by the Company. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director, officer, employee or agent may be entitled, under any By-Law, agreement, vote of directors or stockholders or otherwise, including any right under policies of insurance that may be purchased and maintained by the Company or others. No amendment to or repeal of the provisions of this Article SEVENTH shall deprive a director, officer, employee or agent of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal. Nothing herein shall prevent or restrict the power of the Company to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, By-Laws or other arrangements.

EIGHTH: Whenever a compromise or arrangement is proposed between this Company and its creditors or any class of them and/or between this Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Company or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Company under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Company under the provisions of Section 279 of

Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Company, as the case may be, agree to any compromise or arrangement and to any reorganization of this Company as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Company, as the case may be, and also on this Company.

NINTH: No director of the Company shall be personally liable to the Company or to any of its stockholders for monetary damages arising out of such director’s breach of his fiduciary duty as a director of the Company, except to the extent that the elimination or limitation of such liability is not permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. No amendment to or repeal of the provisions of this Article NINTH shall deprive any director of the Company of the benefit hereof with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

TENTH: The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein, are granted subject to this reservation.

THE UNDERSIGNED, being the sole incorporator named above, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 17th day of October, 2012.

/s/ Michelle D. Paterniti
Michelle D. Paterniti, Sole Incorporator